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                                                                    EXHIBIT 12.1

                            SPIEKER PROPERTIES, INC.
                      COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                         (IN THOUSANDS, EXCEPT RATIOS)

                                                          THREE MONTHS ENDED
                                                        -------------------------
                                                        MARCH 31,       MARCH 31,
                                                          1996            1995
                                                        ---------       ---------
Earnings:
  Income from operations before minority
    interest and extraordinary items                    $14,829         $ 4,440
  Interest expense(1)                                     8,837          12,969
  Amortization of capitalized interest                       55              46
                                                        -------         -------
  Total earnings                                        $23,721         $17,455
                                                        =======         =======
Fixed charges:
  Interest expense(1)                                   $ 8,837         $12,969
  Capitalized interest                                      581             325
  Series A Preferred Dividends                              524             512
  Series B Preferred Dividends(2)                         2,510            --
                                                        -------         -------
  Total fixed charges and preferred dividends           $12,452         $13,806
                                                        =======         =======
Ratio of earnings to fixed charges
  (excluding preferred dividends)                          2.52            1.31
                                                        =======         =======
Ratio of earnings to combined fixed
  charges and preferred dividends(2)                       1.90            1.26
                                                        =======         =======
Fixed charges in excess of earnings                     $  --           $  --
                                                        =======         =======

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Notes:
  (1) Includes amortization of debt discount and deferred financing fees.
  (2) The Company issued 4,250 shares of Series B preferred stock in December 1995.